Exhibit 10.22

AGREEMENT

S0820 – CANCER PREVENTION PHARMACEUTICALS, INC.

This Agreement is hereby entered into by and between the SWOG (the “Group”), in conjunction with the SWOG Clinical Trials Initiative, LLC (“CTI”) located at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 and Cancer Prevention Pharmaceuticals, Inc. (the “Company”), having a business at 1760 E. River Road – Ste. 250, Tucson, AZ 85718 agree as set forth below. The Effective Date of this Agreement is the date of final signature.

RECITALS

The research study or protocol contemplated by this Agreement is of mutual interest and benefit to the Group and to the Company, and will further the instructional and research objectives of Group in the manner consistent with its Charter and Bylaws.

Now, therefore, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1.0	Performance of Protocol. Subject to the Company’s compliance with the terms and conditions hereof, the Group shall use its reasonable best efforts to perform the study in accordance with the protocol S0820, “A Double Blind Placebo-Controlled Trial of Eflornithine and Sulindac to Prevent Recurrence of High Rick Adenomas and Second Primary Colorectal Cancers in Patients with Stage 0-III Colon Cancer, Phase III”, attached hereto as Attachment A, (the “Study”) substantially in accordance with the terms thereof.

1.1	In the event the Group becomes unable to complete the Study or protocol, including based on discontinuation, reduction or denial of funding from the NCI, the Group shall have the option to terminate the study or protocol upon reasonable prior written notice to the Company. Either party may terminate the Study upon reasonable prior written notice to the other in the event either party believes in good faith that the safety of subjects is jeopardized, the authorization and approval to perform the Study or protocol is withdrawn by the United States Food and Drug Administration (the “FDA”), or other regulatory agency, or for breach of any of the terms and conditions of this Agreement where such breach is not remedied within thirty (30) days after receipt of written notice thereof from the other party.

1.2	If the Study is terminated, for any reason other than breach by the Group, the Company shall reimburse the Group for non-cancelable expenses and costs actually incurred by the Group as set forth in the budget through the effective date of termination, such reimbursement not to exceed the total Study cost listed in the budget. Any termination, other than termination due to Group’s breach of this Agreement, shall not entitle the Company to any refund of amounts paid or due to the Group.

1.3	The Group will and will ensure that all investigators performing the Study, comply with all applicable laws and regulations.

2.0	Costs, Billings, and Other Support.

2.1	The Company will provide Study Drug, DFMO (eflornithine), at no cost, for all registered patients accrued to this Study as set forth in the protocol, Attachment A. In support of the Study, Company will provide CTI, who receives funds on behalf of the Group, with a total amount to support study and administrative costs in accordance with the budget, attached as Attachment B. All payments due hereunder shall be paid by Company within forty-five (45) days from its receipt of an undisputed invoice for such payment. Payment shall be made by Company to Group at the address set forth above. CTI’s tax identification number is 26-1146046.

2.2	Should the Company request statistical analyses, data management case report forms, or non-standard Group forms, which are not included in the budget and are over and above the standard statistical or data management measures normally carried out in the conduct of a major clinical trial, additional funding negotiations and modification of this Agreement will be required.

2.3	The Company shall provide the Group with all materials and items (particularly information that may impact on patient safety) which, pursuant to the Study (Attachment A) must be provided by the Company in order to enable the Group to perform the Study.

2.4	The Group shall notify the company of Serious Adverse Events (“SAE”) that occur in the course of the Study in accordance with the applicable government requirements and the Protocol. As soon as the Group receives notification of a SAE, but no later than one working day, the notification will be reported using the AdEER’s system to kgrenier@canprevent.com, acohen@canprevent.com, and cbrannen@canprevent.com. It is the Company’s responsibility to ensure that the Group has the most current contact information for reporting SAEs, as defined by the criteria listed in Section 16 of the Protocol, to the Group immediately, but no later than twenty-four (24) hours after the event occurs.

3.0	Compliance with Applicable Regulations. The Group understands its obligations to comply with applicable provisions of the Federal Food, Drug and Cosmetics Act, 21 U.S.C. § 301 et seq., and regulations promulgated thereunder, including, if applicable, the provisions of 45 CFR 46, “Protection of Human Subjects” (in particular Sections 46.116 and 46.117). The Group understands that it is its responsibility to obtain any necessary or appropriate clearances for the services it performs. The Group also understands that it is subject to requirements to maintain procedures to assure continued monitoring and compliance with those requirements during the performance of the Study.

4.0	Data Collection. The Group will, through its Statistical Center co-located at the Fred Hutchinson Cancer Research Center and at Cancer Research and Biostatistics, both in Seattle, Washington, register patients involved in the Study or protocol, maintain a database pertinent for the Study, and conduct the interim and final analyses in accordance to the terms of the Study. The Company understands, however, that the Group abides by the policy of the Data and Safety Monitoring Committee to avoid the dissemination of interim analyses which may be premature, inconclusive, or misleading. No data analyses showing treatment arm contrasts will be made public or provided to the Company unless the Data and Safety Monitoring Committee so decides. Reports generated from the data base pertinent to the Study will be made available to the Company when the Data and Safety Monitoring Committee approves such release, or at the time the study results are submitted for publication, whichever is earlier. The Group’s policy does not permit anyone with a financial conflict of interest to participate in the Data and Safety Monitoring Committee deliberations; Company representation is thus excluded.

5.0	Statement of Principles Regarding FDA Testimony

The parties acknowledge that the Company may use data from the Study to support a new drug application (“NDA”) to the Food and Drug Administration (FDA). It is recognized that certain individuals, such as the trial’s study coordinator and/or statistician, may be requested by the Company to appear before the FDA or its advisory committees to present the data generated by the trial. While the provision of standard data and reports to Company is included as part of this Agreement, this Agreement does not obligate any member of the Group to present such data before the FDA or its advisory committees in support of an NDA. Any such appearance shall be at the discretion of the investigator and should be accompanied by appropriate disclosure regarding financial compensation received by the individual from the Company. Notwithstanding the foregoing, the Group agrees to use commercially reasonable efforts to cooperate with the Company in connection with any communications with the FDA.

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5.1	Documentation. (FDA Form 1572, CV, and Financial Disclosure Form). If requested by the FDA, the Pharmaceutical Management Branch (“PMB”) will provide a copy of the FDA Form 1572 and CV for the principal investigator and any co-investigator listed on the title page of the protocol on file with Cancer Therapy Evaluation Program (“CTEP”) Protocol and Information Office. Please note that the PMB is not able to provide copies of the FDA Form 1572 and CVs for all participating investigators unless specifically requested to do so in writing by the FDA. In such a case, reimbursement for staff time and copying expenses to retrieve, copy and re-file the documents will require further negotiation and modification of this Agreement.

5.2	The Group does not maintain financial disclosures, 1572s or IRB approvals. The Group uses a central file kept and maintained by the National Cancer Institute (“NCI”) and the Cancer Trials Support Unit (“CTSU”). The Group’s database uses a date field with data provided by the NCI to ensure that the information is on file and current before registration to any study may occur. The 1572s and IRB approvals are available for request by the FDA only and would be provided directly from the NCI to the FDA. The NCI will not provide financial disclosures to the Company. Should the Company require financial disclosures for an NDA, arrangements will be made with the Group to collect Study specific financial disclosures from registering investigators after the Study has been completed. Financial support for the collection of financial disclosures will require further negotiation and modification of this Agreement.

6.0	Information; Publications.

6.1	Company recognizes the necessity for preserving the spirit of free and open inquiry among clinical investigators. Data generated in sponsored and non-sponsored studies are the property of the Group; however, data from the Study shall be made available to the Company for FDA submission. Data will be transferred as follows: (1) Prior to publication, data pertaining to registration (without treatment assignment), eligibility, and adverse events, will be provided in conjunction with the semi-annual Report of Studies Summary or on request; (2) After DSMC release of data, SWOG Statistical Center will work with Company to provide the same data set for Company’s regulatory use that SWOG will use for publication so that the two processes can go forward in parallel, reporting final results for the primary endpoint, data pertaining to registration, eligibility, adverse events, and treatment outcomes (the “3-year event rate” – defined per protocol as high risk andenoma or 2nd primary colorectal cancer – along with cancer recurrence and mortality). If necessary and requested by Company, a test data set for Company to use in developing programs for its analysis will be provided. Transfers will require thirty (30) days notice to process and complete. Should Company request statistical data or support in addition to what has been defined above, subsequent funding negotiations and modification of this Agreement will be required. The data from other sponsored and non-sponsored studies may be made available to Company provided the release of such data would not breach other contractual obligations of the Group, the Group receives a written request for such data, and the Group is otherwise able to accommodate the request. The Company understands that case report forms, if provided, will be supplied with patient identifiers redacted. Company further understands that all patient-identifiable information must be and will remain confidential.

6.2	The Company recognizes that under Group policy, the results of the Study undertaken by the Group must be published and agrees that researchers engaged in the Study in the Group reserve the right to present and publish the data at symposia, national or regional professional meetings, in professional journals, or through other means of their own choosing, the data, methods and results of the Study undertaken under this Agreement. The Group recognizes that the Company intends to use the Study Data for the purpose of obtaining or maintaining regulatory approval of DFMO and the Group accordingly agrees not to intentionally allow any third party to use such Study Data for the purpose of regulatory filings with respect to DFMO. Further, the Group agrees that it will not to sell or license, or consent to the sale or license of, Study Data to any third party or use Study Data for any commercial or regulatory purposes, except as otherwise expressly provided in this Agreement or without the express written consent of The Company.

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6.3	The Group undertakes to advise its researchers working on the Study that manuscripts shall be submitted to the Company no less than thirty (30) days prior to submission of such manuscripts for publication, to allow the Company to review for accuracy of background information and any patent opportunities. In the event the Company elects to take patent action, the Group agrees to delay submission for an additional 60 days. However, it is understood and agreed that the Group does not maintain a pre-clearance procedure for manuscripts prepared by its researchers, and the Group is not obligated to the Company to insure that such manuscripts are so provided. In all events, the Group and its researchers shall have final authority to determine the scope and content of any presentation or publication.

6.4.	The Group in no way wishes to receive confidential information. The Company acknowledges the option to enter into confidentially agreements with individuals outside of this Agreement. Such agreements would be at the discretion of the individuals and in no way effect this Agreement.

7.0	Intellectual Property Option to Collaborator:

The Group has advised Company that all participating Group institutions, via their cooperative agreements, agreed to be bound, by the “NCI Notices of Grant Award” and the Terms of Award Additions. These terms of award indicate the obligations that cooperative group institutions have to the Company as the “Collaborator” in this Study.

It is understood by the Group that one of the additional terms of award that the NCI has appended to the Notices of Grant Award defines the intellectual property obligations that the cooperative group institutions participating in the Study have to the Company. These terms of award are posted at http://ctep.info.nih.gov/industry/ipo.html and indicate the following:

Each Institution agrees to promptly notify the NCI and “Collaborator” in writing of any inventions, discoveries or innovations made by the Institution’s principal investigator or any other employees or agents of such Institution, whether patentable or not, which are conceived and/or first actually reduced to practice in the performance of this Study using DFMO (hereinafter “Institution Inventions”).

Each Institution agrees to grant to Collaborator: (i) a paid-up nonexclusive, nontransferable, royalty-free, world-wide license to all Institution Inventions for research purposes only; and (ii) a time-limited first option to negotiate an exclusive, world-wide royalty-bearing license for all commercial purposes, including the right to grant sub-licenses, to all Institution Inventions on terms to be negotiated in good faith by Collaborator and such Institution. Collaborator shall notify such Institution, in writing, of its interest in obtaining an exclusive license to any Institution Invention within six (6) months of Collaborator’s receipt of notice of such Institution Invention(s). In the event that Collaborator fails to so notify such Institution, or elects not to obtain an exclusive license, then Collaborator’s option shall expire with respect to that Institution Invention, and such Institution will be free to dispose of its interests in such Institution Invention in accordance with such Institution’s policies. If such Institution and Collaborator fail to reach agreement within ninety (90) days, (or such additional period as Collaborator and such Institution may agree) on the terms for an exclusive license for a particular Institution Invention, then for a period of six (6) months thereafter such Institution shall not offer to license the Institution Invention to any third party on materially better terms than those last offered to Collaborator without first offering such terms to Collaborator, in which case Collaborator shall have a period of thirty (30) days in which to accept or reject the offer.

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Each Institution agrees that notwithstanding anything herein to the contrary, any inventions, discoveries or innovations, whether patentable or not, which are not Subject Inventions as defined in 35 USC 201(e), arising out of any unauthorized use of DFMO and/or any modifications to DFMO, shall be the property of the Collaborator (hereinafter “Collaborator Inventions”). Each Institution will promptly notify the Collaborator in writing of any such Collaborator Inventions and, at Collaborator’s request and expense, will cause to be assigned to Collaborator all right, title and interest in and to any such Collaborator Inventions and provide Collaborator with reasonable assistance to obtain patents (including causing the execution of any invention assignment or other documents). Each Institution may also be conducting other more basic research using DFMO under the authority of a separate Material Transfer Agreement (“MTA”), or other such agreement with the Collaborator. Inventions arising thereunder shall be subject to the terms of the MTA, and not to this clause.

Protection of Proprietary Data:

“Clinical Data and Results and Raw Data will be provided exclusively to the NCI, the Collaborator, and the FDA, as appropriate. This provision shall not affect the investigators right to publish or present as described in the standard protocol language.”

This statement ensures that data generated using an investigational agent proprietary to a Collaborator will be kept confidential and shared only with the NCI, the FDA, and the Collaborator. Furthermore, this addresses the needs of the Collaborator to have access to the patient records and raw data; it has no effect on the investigator’s right to publish.

35 USC(e):

“(e) The term “subject invention” means any invention of the contractor conceived or first actually reduced to practice in the performance of work under a funding agreement: Provided, that in the case of a variety of plant, the date of determination (as defined in section 41(d) (FOOTNOTE 1) of the Plant Variety Protection Act (7 U.S.C. 2401(d))) must also occur during the period of contract performance.”

8.0	Records. The Group shall maintain records for the Study until the later of: (a) two (2) years following the date of approval of an NDA submitted by or on behalf of the Company; or (b) two (2) years after the Company’s Investigational New Drug Application for DFMO is terminated or withdrawn.

9.0	No Debarment. The Group represents and warrants that it shall not knowingly employ, contract with, or retain any person directly or indirectly to perform the Study under this Agreement if such a person (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 CFR § 312.70 or its successor provisions. In addition, the Group represents and warrants that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. If during the term of this Agreement the Group or any person employed or retained by it to perform the Study (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, the Group shall immediately notify the Company of same.

10.0	Indemnification. No indemnification for any loss, claim, damage, or liability is intended or provided by either party under this Agreement. Each party shall be liable for any loss, claim, damage, or liability that said party incurs as a result of said party’s activities under this Agreement.

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11.0	Liability Disclaimer. It is understood that neither party shall be responsible for the acts or omissions of the other party. Neither party shall be liable before or after termination of this agreement under any contract, strict liability, negligence or other legal or equitable theory (a) for any direct, special, incidental, consequential or other damages related to any product, material, equipment, service or other item provided hereunder by the company, or any product, material, equipment, service or item supplied to third-parties by the company as a result of a protocol or study conducted hereunder or (b) for cost of procurement of substitute services or any special, incidental or consequential damages related to any subject matter of an obligation under this agreement. The group’s sole responsibility with respect to the study is to use its reasonable best efforts in performing the study according to the terms of the protocol, this agreement and attachment a. The group understands and agrees that DFMO supplied hereunder is experimental in nature and that no warranty, either express or implied, is made by the company with respect thereto.

12.0	Other Provisions.

12.1	Neither party shall be held responsible for a delay or failure in performance under this Agreement arising out of causes beyond its control or without its fault or negligence.

12.2	This Agreement, Attachments A and B, and the Notices of Award referenced in Section 7.0 contain the entire agreement of the parties on the subject matter to which this Agreement relates and supersede any price proposals, discussions, and writings, by and between the parties, on such subject.

12.3	No commitment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by authorized representatives of both parties. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other than existing or subsequent breach, nor shall any such waiver by any party be deemed to be a continuing waiver. No delay or omission by any party in exercising any right hereunder, at law or in equity, or any otherwise, shall impair any such right, or be construed as a waiver thereof, or any acquiescence therein, nor shall any single or partial exercise of any right preclude other or further exercise thereof, or the exercise of any other right.

12.4	Any payment, notice or other communication required or permitted to be given under shall be deemed to have been properly given and effective on the date of delivery if delivered in person or when mailed by first-class certified mail, postage pre-paid, to the respective address given below, or to such other address as shall be designated by written notice to the other party as follows:

In the case of the Company:	Jeffrey Jacob, CEO
Cancer Prevention Pharmaceuticals, Inc.
1760 E. River Road – Ste. 250
Tucson, AZ 85718

In the case of the Group:	SWOG
Laurence H. Baker, D.O., Chairman
24 Frank Lloyd Wright Drive - P.O. Box 483
Ann Arbor, MI 48106

12.5	The Company acknowledges that a conflict of interest does exist with a Principal of The Company and the Group, and that the Group has instituted a management plan for handling that conflict.

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12.6	This Agreement shall become effective on the Effective Date and shall continue until the delivery of the final report of the results of the Study or protocol unless sooner terminated in accordance with the provisions of this Agreement. The parties hereto may, however, extend the term of this Agreement for additional periods as desired upon mutually agreeable terms and conditions, which the parties reduce to writing and sign.

12.7	In the event that either party hereto shall commit any breach of or default in any of the terms and conditions of this Agreement, and shall also fail to remedy such default or breach within thirty (30) days after receipt of written notice thereof from the other party hereto, the party giving notice may, after such thirty (30) day period, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of receipt of such notice.

12.8	The relationship between the parties is that of independent contractors, neither party is authorized nor shall represent itself as being authorized to act as agent for, or enter into agreements which are binding on the other party, except to the extent approved in writing in advance by the Company. Group shall not make any commitments to investigators on behalf of the Company. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the parties as evidenced by this Agreement as a whole.

The parties have caused this Agreement to be executed by their duly authorized representatives as follows:

CANCER PREVENTION
PHARMACEUTICALS, INC.		SWOG
(Company)		(Group)

BY:	/s/ Jeffrey Jacob	BY:	/s/ Laurence Baker
	Jeffrey Jacob		Laurence H. Baker, D.O.
Its:	Chief Executive Officer	Its:	Chairman

Date:	2/18/11	Date:	2/22/11

SWOG - CLINICALTRIALS INITIATIVE (CTI)

		BY:	/s/ Johanna Horn
Johanna Horn, MSW
		Its:	Executive Director, The Hope Foundation for SWOG-CTI

		Date:	2/22/11

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ATTACHMENT “A”

THE PROTOCOL

Pg.1

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Attachment “B”

1-28-11

BUDGET AND PAYMENT SCHEDULE

for

SWOG Study #S0820 entitled, “A Double Blind Placebo-Controlled Trial of Eflornithine and Sulindac to Prevent Recurrence of High Risk Adenomas and Second Primary Colorectal Cancers in Patients with Stage 0-III Colon Cancer, Phase III

SCOPE OF WORK:

1.	Company will provide a sufficient supply of study drug, DFMO, (Eflornithine), at no cost, for all patients registered to this Study directly to the NCI for distribution;

2.	Company will provide funds to SWOG-CTI in the amount of $112,500.00 to cover the costs associated with PK Analysis. The total number of PK patients is estimated to be 180 of the 1340 expected registrations. (180 pts. * $500 per patient) = $90,000.00.

3.	Company will provide funds to SWOG-CTI to cover the costs for Cancer Research and Biostatics (CRAB) who will provide Company with data for this Study. The cost for two (2) data requests is $20,000.00. Should additional data requests be required, the cost is $10,000 per request.

4.	Facilities and administrative costs associated with conduction this trial are $27,500.00, which is equal to 25% of the costs outlined above.

5.	If electronic Case Report Forms are requested by Company, the cost is $80.00 per form. This budget does not include the cost for any eCFR’s.

BUDGET:

PK Collection	$90,000.00

(2) Data Transfer Requests	20,000.00

Facilities & Administrative Costs	27,500.00

Total Budget:	$137,500.00

PAYMENT SCHEDULE:

Payment 1	$13,750.00	Due within thirty (30) days of contract signing: 50% of Administrative Costs
Payment 2	22,500.00	Upon enrollment of first PK patient
Payment 3	22,500.00	When 25% of PK patients have entered the Study
Payment 4	22,500.00	When 50% of PK patients have entered the Study
Payment 5	22,500.00	When 100% of patients’ PK samples have been received by CPP (or designated contractor)
Payment 6	13,750.00	When 100% of patients entered the Study: 50% of Administration Costs
Payment 7	20,000.00	(2) Data transfers – as requested during course of the Study
TOTAL:	$137,500.00

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